Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER OF 2004

Earnings Per Share Exceed Estimates

DALLAS, Texas, April 29, 2004 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced its financial results for the quarter ended March 31, 2004.

Consolidated Results

Diluted earnings per share for the first quarter of 2004 were $0.06.  For the first quarter of the prior year, the company reported diluted earnings per share of $0.03.  Revenues for the first quarter of 2004 totaled $159.4 million, compared with revenues of $160.8 million for the corresponding quarter of 2003.  Revenues do not include income from investments in unconsolidated subsidiaries, which, net of tax, increased to $6.0 million in the first quarter of 2004 from $0.1 million in the first quarter of 2003.  Net income for the first quarter of 2004 was $2.1 million, up from net income of $1.1 million for the first quarter of 2003.  EBITDA was $7.8 million for the first quarter of 2004, compared with EBITDA of $8.7 million for the first quarter of 2003.

Commenting on the quarter, Robert Sulentic, the company’s President and Chief Executive Officer, noted, “Our results for the quarter exceeded our expectations, mainly due to acceleration in the timing of certain transactions.  In other respects, the quarter unfolded generally in line with our expectations.  Consolidated revenues declined slightly — less than 1%, but those revenues exclude income from investments in unconsolidated subsidiaries, which is a material, recurring part of our business and in any given quarter can be a significant contributor to our results.  As noted, income from investments in unconsolidated subsidiaries was in fact a big contributor this quarter.”

Segment Results

Global Services segment revenues increased from $147.3 million for the first quarter of 2003 to $150.2 million for the first quarter of 2004.  The segment posted a loss before income taxes, however, of $0.2 million for the first quarter of 2004, compared with income before income taxes of $2.3 million for the first quarter of 2003.  Global Services EBITDA decreased from $6.8 million in 2003’s first quarter to $2.7 million in the first quarter of 2004.

Mr. Sulentic noted, “Our Global Services revenues increased, but the segment posted a small pre-tax loss for the quarter.  Again, this was consistent with our expectations.  We have made significant investments in our Global Services platform during the last year in anticipation of the return of more favorable market conditions and more robust activity levels, with most of these investments coming in the form of the addition of key functional and geographic leadership.  We expect these investments to bear fruit in the form of additional revenues later in the year.”

Development and Investment segment income (loss) before income taxes improved from a loss of $0.3 million for the first quarter of 2003 to pre-tax income of $3.8 million for the first quarter of 2004.  The improvement is attributable to a significant increase in the segment’s income from investments in unconsolidated subsidiaries, which, on a pre-tax basis, totaled $9.1 million for the first quarter of 2004, compared to $1.3 million for the first quarter of 2003.  This increase was driven primarily by sales of real estate in these unconsolidated subsidiaries and more than offset the decrease in gain on sale of real estate included in segment revenues.  Income from unconsolidated subsidiaries is excluded from segment revenues.  This explains why, despite a decline in segment revenues from $13.5 million for the first quarter of 2003 to $9.2 million for the first quarter of 2004, the segment posted significantly improved pre-tax profits.

Development and Investment segment revenues also exclude the segment’s income from discontinued operations, which was $0.8 million (pre-tax) for the first quarter of 2004, compared with a pre-tax loss from discontinued operations of $0.4 million for the first quarter of 2003.  As the company has noted continually since its implementation of FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (which mandates discontinued operations accounting in connection with certain real estate assets where the company expects to have no significant continuing involvement with the specific real estate assets after their sale), the company expects income (or loss) from discontinued operations to be a recurring part of its Development and Investment segment income stream.

With regard to the performance of the Development and Investment segment, Mr. Sulentic noted, “We were pleased to have in this year’s first quarter a more significant contribution from real estate closings early in the year.  Historically, Development and Investment activity has been heavily weighted toward year-end.  Consistent with our historical pattern, we expect the remainder of this segment’s contribution to be concentrated toward the back end of the year.”

Balance Sheet Commentary

At March 31, 2004, the company’s cash and cash equivalents were $67.5 million, and it had no outstanding borrowings under its line of credit.  Twelve months earlier, at March 31, 2003, the company’s cash and cash equivalents were $69.9 million, and it had borrowings of $15 million outstanding under its line of credit.  In addition to making net repayments of $15 million on the line of credit, the company used approximately $10.4 million to repurchase shares of its common stock during the 12 months ended March 31, 2004.  The quarter-end cash balance compares with a cash balance of $105.6 million at December 31, 2003, on which date borrowings under the line were $10.0 million.  The company’s cash usage typically peaks in the first quarter due to significant tax payments and bonus payments made in the first quarter on account of the prior year’s performance.  Unused borrowing capacity under the company’s existing line of credit (as limited by letters of credit outstanding and certain financial covenants) exceeded $128 million at March 31, 2004.

With regard to the company’s balance sheet, Mr. Sulentic noted, “Our strong cash flow has enabled us to make steady improvements in our balance sheet through the toughest part of the real estate cycle, and our strong balance sheet in turn enables us to make investments such as that required by our industrial program with ING Clarion announced at the end of February.  We continue to expect that we will have opportunities to deploy our financial resources to grow our business as market conditions improve.”

Outlook

Commenting on the outlook for the remainder of 2004, Mr. Sulentic said, “As noted earlier, the year seems to be unfolding generally in line with our expectations.  Accordingly, we are continuing to target full year diluted earnings per share growth of 10% to 20% from the $0.57 reported for 2003.  Looking one quarter out, we are targeting earnings per share for the second quarter more or less in line with those posted for the first quarter, but with a distinct shift in the relative segment contributions.  Absent acceleration in the anticipated timing of Development and Investment closings, we expect the second quarter’s profit to come primarily from the Global Services segment.”

At 11:00 a.m. Eastern Time today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s first quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through May 6th.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development & Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “may,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “should,” “intend,” “foresee”, “look for” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to retain its major customers and renew its contracts, (v) the ability of the company to attract new user and investor customers, (vi) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vii) the company’s ability to continue to pursue its growth strategy, (viii) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (ix) the company’s ability to compete in highly competitive national and local business lines and (x) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments) and the effect of government regulation on the conduct of the company’s business.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk-Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

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